                                  EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                            Nine Months Ended      Three Months Ended
                                            Sep 30      Sep 30      Sep 30      Sep 30
                                             2003        2002        2003        2002
                                           --------    --------    --------    --------
                                           (Thousands of Dollars, except ratio amounts)
Income (loss) before income taxes,
      extraordinary item and cumulative
      effect of accounting changes         $23,308     $27,345     $(2,125)    $ 4,984
Amortization of capitalized interest         2,111       2,164         715         714
Interest expense                            35,644      23,996      12,369       8,072
Interest portion of rental expense             925       1,113         298         364
                                           --------    --------    --------    --------
Earnings                                   $61,988     $54,618     $11,257     $14,134
                                           ========    ========    ========    ========
Interest                                   $35,449     $24,235     $12,457     $ 8,128
Interest portion of rental expense             925       1,113         298         364
                                           --------    --------    --------    --------
Fixed Charges                              $36,374     $25,348     $12,755     $ 8,492
                                           ========    ========    ========    ========
Ratio of Earnings to Fixed Charges            1.70        2.15         -   A      1.66
                                           ========    ========    ========    ========
A - Earnings were inadequate to cover fixed charges for the three month period ended
September 30, 2003.  The coverage deficiency totaled $1,498 for that period.